FS KKR Capital Corp. II

Exhibit 99.1

FSKR Announces Earnings Release and Conference Call Schedule for First Quarter 2021

PHILADELPHIA AND NEW YORK – April 14, 2021 – FS KKR Capital Corp. II (NYSE: FSKR) announced today plans to release its first quarter 2021 results after the close of trading on the New York Stock Exchange on Monday, May 10, 2021.

FSKR will host a conference call at 10:00 a.m. (Eastern Time) on Tuesday, May 11, 2021, to discuss its first quarter 2021 results. All interested parties are welcome to participate and can access the conference call by dialing (833) 519-1290 and using conference ID 9539786 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSKR’s website at  www.fskkradvisor.com/fskr under Events and Presentations.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSKR’s website, under Events and Presentations after the market close on Monday, May 10, 2021.

A replay of the call will be available beginning shortly after the end of the call by visiting the Investor Relations section of FSKR’s website, under Events and Presentations or by dialing (855) 859-2056 and using conference ID 9539786.

About FS KKR Capital Corp. II

FSKR is a leading publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSKR seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSKR is advised by FS/KKR Advisor, LLC. For more information, please visit www.fskkradvisor.com.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $16 billion in assets under management as of December 31, 2020. The BDCs managed by FS/KKR Advisor, LLC are FS KKR Capital Corp. (NYSE: FSK) and FSKR.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Leawood, KS. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, credit and real assets, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

Contact Information:

Investor Relations Contact
Robert Paun
robert.paun@fsinvestments.com

Media (FS Investments)
Melanie Hemmert
media@fsinvestments.com